Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Amber Road, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-195231 and 333-217874) on Form S-8 of Amber Road, Inc. of our report dated March 5, 2019, with respect to the consolidated balance sheets of Amber Road, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of Amber Road, Inc.
Our report on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers due to the adoption of Accounting Standards Codification Topic 606 – Revenue from Contracts with Customers.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 5, 2019